Exhibit 99.1

FOR IMMEDIATE RELEASE:

Centennial Bank Holdings, Inc. Announces Results of Annual Meeting of Stockholders –
Guaranty Bancorp Name Change Approved

Denver, Colorado, May 6, 2008 – Centennial Bank Holdings, Inc. (Nasdaq: CBHI) announced that, at its 2008 Annual Meeting of Stockholders today, stockholders approved the company’s name change to Guaranty Bancorp.  The effective date of this name change will be Monday, May 12, 2008.  Effective the same day, the company will also change its ticker symbol to GBNK and its corporate website to www.gbnk.com.

The company’s stockholders also approved the election of each of the director nominees presented in the company’s proxy statement, approved the charter amendment to allow stockholders to call a special meeting of stockholders and ratified the appointment of Crowe Chizek and Company LLC as the company’s independent registered public accounting firm for 2008.  Finally, the company’s stockholders overwhelming voted against the adoption of Mr. Gerald Armstrong’s shareholder proposal to engage a professional advisory firm, with 84.4% of votes cast against the proposal versus 15.6% of votes cast for the proposal.

About Centennial Bank Holdings, Inc.

Centennial Bank Holdings, Inc. is a bank holding company that operates 36 branches in Colorado through a single bank subsidiary, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses.  The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs.  More information about Centennial Bank Holdings, Inc. can be found at www.cbhi.com (effective May 12, 2008, at www.gbnk.com).